Exhibit 10.1

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of February 13, 2023, by and among Drilling Tools International Holdings, Inc., a Delaware corporation (the “Company”), ROC Energy Acquisition Corp., a Delaware corporation (the “Acquiror” and as of immediately following the Effective Time, “PubCo”) and ROC Energy Holdings, LLC, a Delaware limited liability company (the “Sponsor”). Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, the Company, Acquiror, and ROC Merger Sub, Inc., a Delaware corporation (the “Merger Sub”), are concurrently herewith entering into an Agreement and Plan of Merger (as the same may be amended, restated or supplemented, the “Merger Agreement”) pursuant to which, among other things, Merger Sub will be merged with and into Company, with the Company being the surviving entity and becoming a wholly owned subsidiary of Acquiror;

WHEREAS, the Sponsor is, as of the date of this Agreement, the sole legal owner of that number set forth on Schedule A hereto of (i) outstanding shares of Acquiror Common Stock (“Founder Shares”) and (ii) outstanding Acquiror Units (the “Founder Units”), each consisting of one share of Acquiror Common Stock and one right to receive one-tenth of one share of PubCo Common Stock upon completion of the Merger or any other securities convertible into or exercisable or exchangeable for any shares of Acquiror capital stock (such Founder Shares and Founder Units owned by the Sponsor, together with any additional shares of Acquiror Common Stock or other capital stock (including any securities convertible into or exercisable for capital stock), whether by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon the exercise or conversion of any securities, acquired by the Sponsor after the date hereof and prior to the Termination Date being collectively referred to herein as the “Subject Shares”);

WHEREAS, in order to induce the Equity Investors to enter into the Equity Financing, pursuant to the terms of the Subscription Agreements, Sponsor expects to agree to forfeit, without consideration, up to 2,587,500 Founder Shares to Acquiror (the “PIPE Founder Share Forfeiture”) depending on the Twenty-Day VWAP (defined below), and Acquiror expects to agree to issue to the Equity Investors the number of shares of PubCo Common Stock forfeited in the PIPE Founder Share Forfeiture (the 2,587,500 Founder Shares subject to potential forfeiture, the “PIPE Incentive Shares”);

WHEREAS, in order to induce the Company to enter into the Merger Agreement, Sponsor has agreed to forfeit between thirty percent (30%) and seventy percent (70%) (depending on the level of Public Share Redemptions prior to the Merger Closing) of the Founder Shares remaining after giving effect to the PIPE Founder Share Forfeiture and Acquiror will issue an equal number of shares of PubCo Common Stock to the Company Stockholders, with such shares received by Company Stockholders being treated as an adjustment to the merger consideration to be received by the Company Stockholders;

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Acquiror and the Company have requested that Sponsor enter into this Agreement.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement and the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

Representations and Warranties of Sponsor

Sponsor hereby represents and warrants to the Company and the Acquiror as follows:

1.1            Organization and Standing; Authorization. Sponsor has been duly organized and is validly existing and in good standing under the Laws of the State of Delaware, (i) has all requisite limited liability company power and authority, as applicable, to own, lease and operate its properties and to carry on its business as now being conducted, (ii) has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and no other proceedings on the part of Sponsor are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby.

1.2            Binding Agreement. This Agreement has been duly and validly executed and delivered by Sponsor and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting creditor’s rights generally and to general principles of equity (collectively, the “Enforceability Exceptions”).

1.3            Governmental Approvals. No notice, consent, approval, consent waiver or authorization of, or designation, declaration or filing with, any Governmental Authority on the part of Sponsor is required to be obtained or made in connection with the execution, delivery or performance by Sponsor of this Agreement or the consummation by Sponsor of the transactions contemplated hereby, other than (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder and (b) where the failure to obtain or make such consents or to make such filings or notifications has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Sponsor to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

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1.4            Non-Contravention. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with any of the provisions hereof by Sponsor will not (a) conflict with or violate any provision of the certificate of incorporation or formation, bylaws, limited liability company agreement or similar organizational documents of Sponsor, if and as applicable, (b) conflict with or violate any Law, Governmental Order or required consent or approval applicable to Sponsor or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Sponsor under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of Sponsor under, (viii) give rise to any obligation to obtain any third party consent or approval from any Person or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of Sponsor, except for any deviations from any of the foregoing clauses (b) or (c) that has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Sponsor to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

1.5            Subject Shares. As of the date of this Agreement, Sponsor has record and beneficial ownership of the Subject Shares, and all such Subject Shares are owned by Sponsor free and clear of all Liens, other than liens or encumbrances pursuant to this Agreement, the Organizational Documents of Acquiror or applicable federal or state securities laws. Other than the Subject Shares, Sponsor does not legally or beneficially own any Acquiror Common Stock, Acquiror Units or any other Acquiror capital stock or securities that are convertible into or exercisable for Acquiror Common Stock, PubCo Common Stock or other capital stock. Sponsor has the sole right to vote the Subject Shares, and none of the Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Subject Shares, except as contemplated by this Agreement or the Organizational Documents of the Acquiror.

1.6            Merger Agreement. Sponsor understands and acknowledges that Acquiror and the Company are entering into the Merger Agreement in reliance upon Sponsor’s execution and delivery of this Agreement. Sponsor has received a copy of the Merger Agreement and is familiar with the provisions of the Merger Agreement.

ARTICLE II

Representations and Warranties of Acquiror

Acquiror hereby represents and warrants to Sponsor and the Company as follows:

2.1            Organization and Standing. Acquiror is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Acquiror has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Acquiror is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

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2.2            Authorization; Binding Agreement. Acquiror has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of Acquiror and no other corporate proceedings on the part of Acquiror are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Acquiror and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Acquiror, subject to the Enforceability Exceptions.

2.3            Governmental Approvals. No notice, consent, approval, consent waiver or authorization of, or designation, declaration or filing with, any Governmental Authority on the part of Acquiror is required to be obtained or made in connection with the execution, delivery or performance of this Agreement or the consummation by Acquiror of the transactions contemplated hereby, other than (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder and (b) where the failure to obtain or make such consents or to make such filings or notifications has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

2.4            Non-Contravention. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with any of the provisions hereof by Acquiror will not (a) conflict with or violate any provision of Organizational Documents of Acquiror, (b) conflict with or violate any Law, Governmental Order or required consent or approval applicable to Acquiror or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Acquiror under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Acquiror under, (viii) give rise to any obligation to obtain any third party consent or approval from any Person or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of Acquiror, except for any deviations from any of the foregoing clauses (b) or (c) that has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

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ARTICLE III

Representations and Warranties of the Company

The Company hereby represents and warrants to Sponsor and Acquiror as follows:

3.1            Organization and Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

3.2            Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

3.3            Governmental Approvals. No notice, consent, approval, consent waiver or authorization of, or designation, declaration or filing with, any Governmental Authority on the part of the Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, other than (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder and (b) where the failure to obtain or make such consents or to make such filings or notifications has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

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3.4            Non-Contravention. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with any of the provisions hereof by the Company will not (a) conflict with or violate any provision of the Organizational Documents of the Company, (b) conflict with or violate any Law, Order or required consent or approval applicable to the Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company under, (viii) give rise to any obligation to obtain any third party consent or approval from any Person or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of the Company, except for any deviations from any of the foregoing clauses (b) or (c) that has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

ARTICLE IV

Agreement to Vote; Certain Other Covenants of Sponsor

Sponsor covenants and agrees with Acquiror and the Company during the term of this Agreement as follows:

4.1            Agreement to Vote.

(a)            In Favor of Merger. At any meeting of the shareholders of Acquiror called to seek the Acquiror Stockholder Approval, or at any adjournment thereof, or in connection with any written consent of the shareholders of Acquiror or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement, any other Ancillary Agreements, the Merger, or any other Transactions is sought, Sponsor shall (i), if a meeting is held, appear at such meeting or otherwise cause the Subject Shares to be counted as present at such meeting for purposes of establishing a quorum, and (ii) vote or cause to be voted (including by class vote and/or written consent, if applicable) the Subject Shares in favor of granting the Acquiror Stockholder Approval or, if there are insufficient votes in favor of granting the Acquiror Stockholder Approval, in favor of the adjournment such meeting of the shareholders of Acquiror to a later date but not past June 6, 2023.

(b)            Against Other Transactions. At any meeting of shareholders of Acquiror or at any adjournment thereof, or in connection with any written consent of the shareholders of Acquiror or in any other circumstances upon which Sponsor’s vote, consent or other approval is sought, Sponsor shall vote (or cause to be voted) the Subject Shares (including by withholding class vote and/or written consent, if applicable) against (i) any business combination agreement, merger agreement or merger (other than the Merger Agreement and the Merger), scheme of arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Acquiror or any public offering of any shares of Acquiror, any of its material Subsidiaries, or, in case of a public offering only, a newly-formed holding company of Acquiror or such material Subsidiaries, other than in connection with the Transactions, (ii) any Acquisition Proposal relating to Acquiror, and (iii) other than any amendment to Organizational Documents of Acquiror expressly permitted under the terms of the Merger Agreement, any amendment of Organizational Documents of Acquiror or other proposal or transaction involving Acquiror or any of its Subsidiaries.

(c)            Revoke Other Proxies. Sponsor represents and warrants that any proxies heretofore given in respect of the Subject Shares that may still be in effect are not irrevocable, and such proxies have been or are hereby revoked, other than the voting and other arrangements under the Organizational Documents of Acquiror.

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4.2            No Transfer. Other than (x) pursuant to this Agreement, (y) upon the consent of the Company or (z) to an Affiliate of Sponsor (provided that such Affiliate shall enter into a written agreement, in form and substance reasonably satisfactory to Acquiror and the Company, agreeing to be bound by this Agreement to the same extent as Sponsor was with respect to such transferred Subject Shares), from the date of this Agreement until the date of termination of this Agreement, Sponsor shall not, directly or indirectly, (i) (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer, forfeit or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, any Subject Share, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b) (the actions specified in clauses (a)-(c), collectively, “Transfer”), other than pursuant to the Merger, (ii) grant any proxies or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including pursuant to any loan of Subject Shares), or enter into any other agreement, with respect to any Subject Shares, in each case, other than as set forth in this Agreement or the voting and other arrangements under the Organizational Documents of Acquiror, (iii) take any action that would make any representation or warranty of Sponsor herein untrue or incorrect, or have the effect of preventing or disabling Sponsor from performing its obligations hereunder, (iv) commit or agree to take any of the foregoing actions or (v) take any other action or enter into any Contract that would reasonably be expected to make any of its representations or warranties contained herein untrue or incorrect or would have the effect of preventing or delaying Sponsor from performing any of its obligations hereunder. Any action attempted to be taken in violation of the preceding sentence will be null and void. Sponsor agrees with, and covenants to, Acquiror and the Company that Sponsor shall not request that Acquiror register the Transfer (by book-entry or otherwise) of any certificated or uncertificated interest representing any of the Subject Shares.

4.3            No Solicitation. Prior to the Termination Date, Sponsor agrees not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate any inquiry, proposal, or offer which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish or receive to or from any Person (other than the Company, Merger Sub, the Company’s Affiliates and their respective Representatives) any nonpublic information relating to the Acquiror or its Subsidiaries, in connection with any Acquisition Proposal, (iii) approve or recommend, or make any public statement approving or recommending an Acquisition Proposal, (iv) enter into any letter of intent, merger agreement or similar agreement providing for an Acquisition Proposal, (v) make, or in any manner participate in a “solicitation” (as such term is used in the rules of the SEC) of proxies or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to voting of Acquiror capital stock intending to facilitate any Acquisition Proposal or cause any holder of shares of Acquiror capital stock not to vote to adopt the Merger Agreement and approve the Merger and the other Transactions, (vi) become a member of a “group” (as such term is defined in Section 13(d) of the Exchange Act) with respect to any voting securities of Acquiror that takes any action in support of an Acquisition Proposal or (vii) otherwise resolve or agree to do any of the foregoing. Sponsor shall promptly (and in any event within 48 hours) notify the Company after receipt by Sponsor of any Acquisition Proposal, any inquiry or proposal that would reasonably be expected to lead to an Acquisition Proposal or any inquiry or request for nonpublic information relating to the Acquiror or its Subsidiaries by any Person who has made or would reasonably be expected to make an Acquisition Proposal. Thereafter, Sponsor shall keep the Company reasonably informed, on a prompt basis (and in any event within 48 hours), regarding any material changes in the status and material terms of any such proposal or offer. Sponsor agrees that, following the date hereof, it and its Representatives shall cease and cause to be terminated any existing activities, solicitations, discussions or negotiations by Sponsor or its Representatives with any parties conducted prior to the date hereof with respect to any Acquisition Proposal. Notwithstanding anything contained herein to the contrary, (i) Sponsor shall not be responsible for the actions of Acquiror or its board of directors (or any committee thereof), any Subsidiary of Acquiror, or any officers, directors (in their capacities as such), employees, professional advisors of any of the foregoing (the “Acquiror Related Parties”), including with respect to any of the matters contemplated by this Section 4.3, (ii) Sponsor does not make any representations or warranties with respect to the action of any of the Acquiror Related Parties and (iii) any breach by Acquiror of its obligations under the Merger Agreement shall not be considered a breach of this Section 4.3 (for the avoidance of doubt, it being understood the Sponsor shall remain responsible for any breach by it or its Representatives (other than any such Representative that is an Acquiror Related Party) of this Section 4.3.

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4.4            Support of Merger. Prior to the Termination Date, Sponsor shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary to consummate the Merger and the other Transactions on the terms and subject to the conditions applicable thereto and shall not take any action that would reasonably be expected to materially delay or prevent the satisfaction of any of the conditions to the Merger and the Transactions set forth under the Merger Agreement. Sponsor shall timely make the payment to extend the Termination Date as contemplated by and in accordance with the procedures established in Article 6, paragraph F of the Certificate of Incorporation.

4.5            Waiver of Appraisal and Dissenters’ Rights. Sponsor hereby irrevocably waives, and agrees not to exercise or assert, any dissenters’ or appraisal rights under Section 262 of the DGCL and any other similar statute in connection with the Merger and the Merger Agreement.

4.6            No Redemption. Sponsor irrevocably and unconditionally agrees that, from the date hereof and until the termination of this Agreement, Sponsor shall not elect to cause Acquiror to redeem any Subject Shares now or at any time legally or beneficially owned by Sponsor or submit or surrender any of its Subject Shares for redemption, in connection with the transactions contemplated by the Merger Agreement or otherwise.

4.7            New Shares. In the event that prior to the Closing (i) any shares of Acquiror capital stock or other securities of Acquiror are issued or otherwise distributed to Sponsor pursuant to any stock dividend or distribution, or any change in any of the Acquiror shares of capital stock by reason of any stock split-up, recapitalization, combination, exchange of shares or the like, (ii) Sponsor acquires legal or beneficial ownership of any Acquiror Shares after the date of this Agreement, including upon exercise of options or settlement of restricted share units or (iii) Sponsor acquires the right to vote or share in the voting of any Acquiror shares of capital stock after the date of this Agreement (collectively, the “New Securities”), for the avoidance of doubt, the terms “Subject Shares” shall be deemed to refer to and include such New Securities (including all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged into).

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4.8            Forfeited Founder Share Merger Consideration and PIPE Incentive Shares.

(a)            For purposes of this Section 4.8, the “Closing Founder Shares” shall be the number of Founder Shares minus the total number of PIPE Incentive Shares. The Closing Founder Shares shall be no less than 2,587,000 Founder Shares. For the avoidance of doubt, the Closing Founder Shares (i) shall not include any of the PIPE Incentive Shares that Sponsor, any members of the Acquiror Board, or any Affiliate of Sponsor (including, in the case of Sponsor, any direct or indirect investors) may receive as a result of participation in the Equity Financing and (ii) shall not be adjusted to reflect any sharing arrangements that Sponsor may enter into with respect to such Founder Shares that are not contemplated by this Agreement.

(b)            At the Closing and immediately prior to the Effective Time,

(1)	Sponsor shall forfeit, without any consideration, a number of the Closing Founder Shares to Acquiror based on (i) the percentage of Public Shares issued and outstanding as of the date hereof that are or will be redeemed by Acquiror prior to or in connection with the Closing (“Redemptions”), including by redemption pursuant to the terms of the Offer, and (ii) the percentage set forth opposite the applicable range in the below table:

Sponsor Equity Financing Participation Less Than $10 Million
Level of Redemptions	Closing Founder Shares Forfeited by Sponsor
80% or less	50% of Closing Founder Shares
Greater than 80% but less than or equal to 85%	55% of Closing Founder Shares
Greater than 85% but less than or equal to 90%	60% of Closing Founder Shares
Greater than 90% but less than or equal to 95%	65% of Closing Founder Shares
Greater than 95%	70% of Closing Founder Shares

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(2)	provided, however, if Sponsor, any members of Acquiror Board, or any of their respective Affiliates (including, in the case of Sponsor, any direct or indirect investors in Sponsor) subscribe to the Equity Financing for an amount of Acquiror Common Stock with an aggregate purchase price of $10,000,000 or more, then Sponsor shall forfeit, without any consideration, such Closing Founder Shares to Acquiror as follows:

Sponsor Equity Financing Participation of $10 Million or More
Level of Redemptions	Closing Founder Shares Forfeited by Sponsor
80% or less	30% of Closing Founder Shares
Greater than 80% but less than or equal to 85%	35% of Closing Founder Shares
Greater than 85% but less than or equal to 90%	40% of Closing Founder Shares
Greater than 90% but less than or equal to 95%	45% of Closing Founder Shares
Greater than 95%	50% of Closing Founder Shares

and,

(3)	Acquiror shall issue a number of shares of PubCo Common Stock to Company Stockholders pursuant to the Merger Agreement equal to the number of the Closing Founder Shares required to be forfeited by Sponsor pursuant to this Agreement (the “Forfeited Founder Share Merger Consideration”).

(c)            From and through the Date of Determination, the PIPE Incentive Shares shall continue to be held in escrow pursuant to the terms of that certain Stock Escrow Agreement, dated as of December 1, 2021, by and among Acquiror, Sponsor and Continental Stock Transfer & Trust Company, as amended from time to time (the “Stock Escrow Agreement”), and notwithstanding anything to the contrary in the Stock Escrow Agreement, except to forfeit PIPE Incentive Shares to Acquiror as required pursuant to the provisions of this Section 4.8(c), Sponsor shall not Transfer any PIPE Incentive Shares until such PIPE Incentive Shares are released to Sponsor in accordance with the provisions of this Section 4.8(c):

(1)	If the Twenty-Day VWAP is $6.39 or less, then, on the Date of Determination, all of the PIPE Incentive Shares will be forfeited to PubCo, without consideration, and PubCo will issue the Equity Investors a number of shares of PubCo Common Stock equal to the number of PIPE Incentive Shares forfeited in accordance with the terms of the Subscription Agreements.

(2)	If the Twenty-Day VWAP is more than $6.39 and less than $10.10, then, on the Date of Determination:

(a)	PubCo will issue, in accordance with the terms of the Subscription Agreements, to each Equity Investor an additional number of shares of PubCo Common Stock such that the total number of shares of PubCo Common Stock issued to such Equity Investor under such Equity Investor’s Subscription Agreement multiplied by the Twenty-Day VWAP equals such Equity Investor’s aggregate purchase price as set forth in such Subscription Agreement, and a number of PIPE Incentive Shares equal to the additional shares issued to such Equity Investor will be forfeited to PubCo, without consideration, by Sponsor; and

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(b)	the remainder of the PIPE Incentive Shares will be split among Sponsor and the Former Company Stockholders in the same proportions as the Closing Founder Shares were split among Sponsor and the Former Company Stockholders pursuant to Section 4.8(b), with any shares to be received by Sponsor being retained by Sponsor and any such shares to be received by Former Company Stockholders being forfeited to PubCo, without consideration, by Sponsor and issued by PubCo to the Former Company Stockholders pursuant to Section 3.11 of the Merger Agreement.

(3)	If the Twenty-Day VWAP equals or exceeds $10.10, then, on the Date of Determination, all of the PIPE Incentive Shares will be split among Sponsor and the Former Company Stockholders in the same proportions as the Closing Founder Shares were split among Sponsor and the Former Company Stockholders pursuant to Section 4.8(b), with any shares to be received by Sponsor being retained by Sponsor and any such shares to be received by Former Company Stockholders being forfeited to PubCo, without consideration, by Sponsor and issued by PubCo to the Former Company Stockholders pursuant to Section 3.11 of the Merger Agreement.

“Date of Determination” means the twenty-first Trading Day (21st) day after the six (6) month anniversary of the Closing Date.

“Trading Day” means any day on which PubCo Common Stock is actually traded on Nasdaq.

“Twenty-Day VWAP” means the dollar volume-weighted average price for PubCo Common Stock on Nasdaq, or any other national securities exchange on which the PubCo Common Stock is then traded, as reported by Bloomberg through its “HP” function (set to weighted average) for the twenty (20) Trading Days ending on the Trading Day immediately preceding the Date of Determination.

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ARTICLE V

Additional Agreements of the Parties

5.1            Sponsor Release. Sponsor, on its own behalf and on behalf of each of its Affiliates (other than Acquiror or any of Acquiror’s Subsidiaries), and each of its successors, assigns and executors (each, a “Sponsor Releasor”), effective as at the Effective Time, shall be deemed to have, and hereby does, irrevocably, unconditionally, knowingly and voluntarily release, waive, relinquish and forever discharge the Acquiror, its Subsidiaries and its successors, assigns, heirs, executors, officers, directors, partners, managers and employees (in each case in their capacity as such) (each, a “Sponsor Releasee”), from (i) any and all obligations or duties the Acquiror or its Subsidiaries has prior to or as of the Effective Time to such Sponsor Releasor or (ii) all claims, demands, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any Sponsor Releasor has prior to or as of the Effective Time, against any Sponsor Releasee arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted or begun prior to the Effective Time (except in the event of Fraud on the part of a Sponsor Releasee); provided, however, that nothing contained in this Section 5.1 shall release, waive, relinquish, discharge or otherwise affect the rights or obligations of any party (i) arising under this Agreement, the Merger Agreement, the Ancillary Agreements, or Acquiror’s Organizational Documents, (ii) for indemnification or contribution, in any Sponsor Releasor’s capacity as an officer or director of Acquiror, (iii) arising under any then-existing insurance policy of Acquiror, (iv) pursuant to a contract and/or Acquiror policy, to reimbursements for reasonable and necessary business expenses incurred and documented prior to the Effective Time, or (v) for any claim for Fraud.

5.2            Termination. This Agreement shall terminate upon the earliest of (i) the Effective Time (provided, however, that upon such termination, Section 4.5, Section 4.8, Section 5.1, Section 5.2, and Article VI shall survive indefinitely) and (ii) the termination of the Merger Agreement in accordance with its terms, and upon such termination, no party shall have any liability hereunder other than for its willful and material breach of this Agreement prior to such termination; provided, however, that no party to this Agreement shall be relieved from any liability to the other party hereto resulting from a Willful Breach of this Agreement.

5.3            Further Assurances. Sponsor shall, from time to time, (i) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Acquiror or the Company may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement, the Merger Agreement and the other Ancillary Agreements and (ii) refrain from exercising any veto right, consent right or similar right (whether under the Organizational Documents of Acquiror or the DGCL) which would impede, disrupt, prevent or otherwise adversely affect the consummation of the Merger or any other Transaction.

ARTICLE VI

General Provisions

6.1            Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the Company and Acquiror in accordance with Section 11.02 of the Merger Agreement and to Sponsor at its address set forth set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

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6.2            Disclosure. Sponsor hereby authorizes Acquiror and the Company to publish and disclose in any announcement or disclosure required by the SEC, the Sponsor’s identity and ownership of the Subject Shares and the nature of the Sponsor’s obligations under this Agreement; provided, that prior to any such publication or disclosure Acquiror and the Company have provided the Sponsor with an opportunity to review and comment on such announcement or disclosure, which comments Acquiror and the Company will consider in good faith.

6.3            Governing Law. This Agreement and all Actions (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by the Laws of the State of Delaware (without giving effect to choice of law principles thereof).

6.4            Miscellaneous. The provisions of Article XI of the Merger Agreement are incorporated herein by reference, mutatis mutandis, as if set forth in full herein.

[Signature pages follow]

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IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

ROC ENERGY ACQUISITION CORP.

Signature:	/s/ Daniel Jeffrey Kimes
Name:	Daniel Jeffrey Kimes
Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

DRILLING TOOLS INTERNATIONAL HOLDINGS, INC.

Signature:	/s/ Wayne Prejean
Name:	Wayne Prejean
Title:	President and Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

ROC ENERGY HOLDINGS, LLC

Signature:	/s/ Joseph Drysdale
Name:	Joseph Drysdale
Title:	Managing Member

[Signature Page to Sponsor Support Agreement]

Schedule A

Name of Sponsor	Number of Founder Shares	Number of Founder Units
ROC Energy Holdings, LLC	5,175,000	796,000

Addresses for Notice:

ROC Energy Holdings, LLC
16400 Dallas Parkway

Dallas, Texas 75248

Attn: Joe Drysdale

Sch. A-1